NEWS RELEASE	Exhibit 99.1

HECLA ANNOUNCES TERMS FOR MANDATORY CONVERSION OF
PREFERRED STOCK

FOR IMMEDIATE RELEASE
December 29, 2010

COEUR D’ALENE, IDAHO -- Hecla Mining Company (NYSE:HL) today announced its conversion rate for its 6.5% Mandatory Convertible Preferred Stock (the “Preferred Stock”), which automatically converts into shares of Hecla’s common stock on January 1, 2011.

Under the terms of the Preferred Stock, the conversion rate will be 9.3773, which is the number of shares of common stock into which each share of Preferred Stock will convert. No fractional shares of Hecla’s common stock will be issued as a result of the conversion. Holders of fractional shares will receive cash based upon the average closing price of Hecla’s common stock over the five trading days preceding December 31, 2010. All of the outstanding shares of Preferred Stock will automatically convert into common stock; therefore, no action by Preferred Stock holders is required. Shares of the Preferred Stock will be delisted from the NYSE and will cease to trade at the close of business on December 30, 2010. A Notice of Conversion will be mailed to each registered holder of the Preferred Stock as of January 1, 2011. Such notice will include instructions for transmitting existing Preferred Stock certificates to receive new common stock certificates.

Hecla will issue approximately 19 million shares of common stock in connection with the mandatory conversion of the Preferred Stock on January 1, 2011. After giving effect to this transaction, Hecla will have approximately 278 million shares of common stock outstanding.

Holders of Preferred Stock on the December 15, 2010 record date will also receive the previously announced final quarterly cash dividend $1.625 per share, or approximately $3.27 million in the aggregate.

About Hecla

Established in 1891, Hecla Mining Company is the largest and lowest cash cost silver producer in the U.S. The company has two operating mines and exploration properties in four world-class silver mining districts in the U.S. and Mexico.

Cautionary Statements

Statements made which are not historical facts, such as anticipated payments, litigation outcome, production, sales of assets, exploration results and plans, costs, and prices or sales performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected or implied. These risks and uncertainties include, but are not limited to, metals price volatility, volatility of metals production and costs, exploration risks and results, operating risks, project development risks, environmental and litigation risks, political risks, labor issues and ability to raise financing. Refer to the company's Form 10-Q and 10-K reports for a more detailed discussion of factors that may impact expected future results. The company undertakes no obligation and has no intention of updating forward-looking statements other than as may be required by law.

For further information, please contact:

Mélanie Hennessey	Toll-free: 1-800-HECLA(43252)-91
Vice President – Investor Relations	Email: hmc-info@hecla-mining.com
Direct: 604-694-7729	Website: www.hecla-mining.com